                                                                    EXHIBIT 3.10

                              WCI STEEL SALES, L.P.

               AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

      This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this "Agreement"), made and entered into as of the 25th day of April, 2007, by and among WCI STEEL PRODUCTION CONTROL SERVICES, INC., a Delaware corporation, as general partner (the "General Partner"), and WCI STEEL METALLURGICAL SERVICES, INC., a Delaware corporation, as the limited partner (the "Limited Partner"), is intended to evidence the mutual agreement of the parties hereto (individually, each a "Partner" and, collectively, the "Partners") to join together in a limited partnership for the purposes and upon the terms and conditions hereinafter set forth.

      WHEREAS, the Partnership was formed by filing a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on the 21st day of April, 2006 (the "Formation Date");

      WHEREAS, the Partners are parties to that certain Limited Partnership Agreement made and entered into as of the 21st day of April, 2006 ("Initial Agreement"); and

      WHEREAS, the Partners desire and agree to amend and restate the Initial Agreement pursuant hereto.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. Name and Purpose. The Partners hereby form a limited partnership under the name and style of WCI STEEL SALES, L.P. (the "Partnership"). The Partners shall forthwith cause an executed counterpart of the Certificate of Limited Partnership to be filed in the office of the Secretary of State of the State of Delaware in accordance with Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17 and in any other jurisdiction in which the Partnership engages in business activities and such filing is required by law.

      This Partnership is formed for any purpose for which partnerships may legally operate pursuant to Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17.

      To consummate the foregoing and to carry out the obligations of the Partnership in connection therewith or incidental thereto, the General Partner shall have the authority (subject to the provisions of Section 8 hereof): (i) to borrow money and to make and issue notes, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, and to secure the same by mortgage, pledge or otherwise; (ii) to make, enter into, perform and carry out any arrangements, contracts or agreements of every kind and for the purposes set forth above with corporations, associations, partnerships, firms, trustees, syndicates, individuals and political or governmental divisions and subdivisions, domestic or foreign; and (iii) generally to do any and all things necessary or incidental to the foregoing and in furtherance of the purpose of the Partnership.

      2. Principal Office. The principal office of the Partnership shall be located at 999 Pine Avenue, S.E., Warren, Ohio, 44483-6628, or at such other place as the General Partner may from time to time determine.

      3. Term. The Partnership as herein constituted shall commence as of the Formation Date and shall continue indefinitely, unless dissolved or terminated as hereinafter provided.

      4. Agent for Service of Process. The agent of the Partnership for service of process is:

         National Registered Agents, Inc.
         160 Greentree Drive, Suite 101
         Dover, Delaware 19904

      5. Capital Contributions; Additional Capital.

            a. The General Partner has contributed cash to the Partnership, as more fully set forth on the books of the Partnership, in return for its interest as General Partner in the Partnership.

            b. The Limited Partner has contributed cash to the Partnership, as more fully set forth on the books of the Partnership, in return for its interest as the Limited Partner in the Partnership.

            c. In the event that at any time or times further capital is required by the Partnership in order to meet any obligation or to pay any liability of the Partnership, the Partners may, at the option of the General Partner, either (i) borrow such required capital from any person, including any Partner, on such terms and conditions as the General Partner may determine, or (ii) offer and sell interests in the Partnership to such persons on such terms and conditions as the General Partner may determine. In such latter event, the General Partner shall cause this Agreement to be amended and restated as required to reflect the admission of the purchasers of the interests in the Partnership as partners of the Partnership.

      6. Profits, Losses and Distributions.

            a. Taxable income or loss shall be allocated among the Partners in proportion to the following percentages ("Percentage Interests"):

      General Partner:                             99%

      Limited Partner:                              1%

            b. Any funds held by the Partnership and not required for the operation of the Partnership's business shall, subject to the establishment of reserves determined to be reasonable in the discretion of the General Partner, be distributed at least annually as follows: (i) first to repay any loans by Partners to the Partnership; and (ii) then to the Partners in accordance with their then respective Percentage Interests in the Partnership. No partner shall be entitled to make withdrawals from the Partnership except to the extent of distributions made under this Section 6.

            c. The Partnership books shall be kept in accordance with reasonable accounting principles as determined by the accountants employed by the Partnership. The fiscal year of the Partnership shall end on December 31 of each year.

            d. Notwithstanding any provision of this Agreement to the contrary, to the extent required by law, income, gain, loss and deduction attributable to any property contributed to the Partnership by a Partner shall be shared among the Partners so as to take into account any variation between the basis of the property and the fair market value of the property at the time of contribution in accordance with the requirements of Section 704(c) of the Internal Revenue Code of 1986, as amended (the "Code").

      7. Capital Accounts.

            a. There shall be maintained a capital account for each Partner. The amount of cash and the fair market value of property contributed to the Partnership by each Partner shall be credited to its capital account and, from time to time, but not less often than annually, the share of each Partner in net profits, net losses and the fair market value of distributions shall be credited or charged to its capital account. The determination of Partners' capital accounts, and any adjustments thereto, shall be made consistent with tax accounting and other principles set forth in Section 704(b) of the Code and applicable regulations thereunder.

            b. If at any time the Partnership shall suffer a loss as a result of which the capital account of any Partner shall be a negative amount, such loss shall be carried as a charge against its capital account, and its share of subsequent profits of the Partnership shall be applied to restore such deficit in such capital account. The Limited Partner shall not be required to make any further contribution to the capital of the Partnership to restore a loss, to discharge any liability of the Partnership or for any other purpose, nor shall the Limited Partner be personally liable for any liabilities of the Partnership or of the General Partner, except as provided by law or any other provision of this Agreement.

            c. Immediately following the transfer of any Partnership interest, the applicable capital account of the transferee Partner shall be equal to such capital account of the transferor Partner attributable to the transferred interest.

            d. No Partner shall be entitled to make withdrawals from its capital account except as provided herein.

            e. The assets of the Partnership may, in the discretion of the General Partner, be revalued on the books of the Partnership to reflect the fair market value of such assets and the capital accounts of the Partners shall be adjusted in the manner provided in Treasury Regulation
      Section 1.704-1(b)(2)(iv)(f) upon the occurrence of any of the following events:

            (i) the acquisition of an additional interest in the Partnership by any new or existing Partner;

            (ii) the distribution by the Partnership to a Partner of Partnership property, other than money, unless all Partners receive simultaneous distributions of undivided interests in the distributed property in proportion to their respective interests in the Partnership; or

            (iii) the liquidation of the Partnership for federal income tax purposes.

            f. If property is contributed to the Partnership or there is a revaluation of Partnership property so that the book value of property differs from its adjusted tax basis, the capital accounts of the Partners shall be appropriately adjusted for income, gain, loss and deductions in the manner provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

      8. Powers Duties Liabilities and Compensation of Partners.

            a. Subject to any additional limitations imposed by law or this Agreement, the General Partner shall manage and control and make all decisions affecting the business and assets of the Partnership. Without limiting the generality of the foregoing, however, the General Partner shall have the power to:

            (i) authorize, approve and take all action with respect to: distributions from the Partnership; acquisitions or dispositions of, or the granting of mortgages on, property (real or personal); leases of property (real or personal); borrowings of funds; execution of contracts, bonds, guarantees, notes and mortgages; and all other instruments and transactions deemed appropriate by the General Partner in connection with the operations of the Partnership's business or to effect the purposes of this Agreement;

            (ii) admit a limited partner in substitution of the Limited Partner disposing of its interests in the Partnership; and

            (iii) employ such persons (including any Partner), firms or corporations for the conduct of the business of the Partnership on such terms and for such compensation as the General Partner shall determine, notwithstanding the fact that any Partner may have an interest in such firms or corporations.

            b. The General Partner shall manage or cause to be managed the affairs of the Partnership over which it has control in a prudent and business-like manner and shall devote such part of its time and effort to the Partnership affairs as is necessary.

            c. In carrying out its obligations hereunder, the General Partner shall:

            (i) furnish financial statements to the Partners on an annual basis;

            (ii) obtain and maintain such public liability and other insurance as it shall deem necessary or appropriate to protect the Partnership and its assets or comply with any obligation of the Partnership;

            (iii) deposit all funds of the Partnership in one or more separate bank accounts with such banks or trust companies as it may select (withdrawals from such bank accounts to be made upon such signature or signatures as it may designate);

            (iv) maintain complete and accurate records of all properties of the Partnership and complete and accurate books of account (containing such information as shall be necessary to record allocations and distributions), and make such records and books of account available for inspection and audit by any Partner or its duly authorized representative (at the expense of such Partner) during regular business hours and at the principal office of the Partnership;

            (v) have prepared and distributed to all Partners all reasonable tax reporting information; and

            (vi) cause to be filed such certificates and do such other acts as may be required by law to qualify and maintain the Partnership as a limited partnership.

            d. In carrying out its duties hereunder, the General Partner shall not be liable to the Partnership or to any other Partner for any actions taken in good faith and reasonably believed to be in the best interests of the Partnership, but shall be liable only for willful misconduct, fraud or breach of its obligations under this Agreement.

            e. No financial institution or any other person, firm or corporation dealing with the General Partner shall be required to ascertain whether the General Partner is acting in accordance with this Agreement, but such financial institution or such other person, firm or corporation shall be protected in relying solely upon the deed, transfer or assurance of, and the execution of the instrument or instruments by, the General Partner.

      9. Rights of Partners.

            a. The Partnership may engage a Partner or persons or firms associated with a Partner and may otherwise deal with a Partner on such terms and for compensation to be agreed upon by such Partner and the Partnership.

            b. Each Partner shall be entitled to have the Partnership books kept at the principal place of business of the Partnership, and at all times, during reasonable business hours, shall be entitled to inspect and copy any of them and have on demand true and full information on all things affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable.

      10. Prohibitions with Respect to the Limited Partner. No Limited Partner, as such, shall have the right:

            a. to take part in the control of the Partnership business or to sign for or to bind the Partnership, such power being vested solely in the General Partner;

            b. to have its capital contributions or loans, if any, repaid, except as otherwise provided in this Agreement;

            c. to require partition of Partnership property or to compel any sale or appraisement of the Partnership assets or sale of a deceased or dissolved Partner's interest therein, notwithstanding any provisions of law to the contrary; or

            d. to sell or assign its interest in the Partnership or to constitute the vendee or assignee thereof except as provided in Section 11 hereof.

      11. Transfer of Interests.

            a. The Limited Partner shall have the right, subject to the provisions of this Section 11(a), to sell or assign its interest as a limited partner of the Partnership to any person not a member of the Partnership (excepting a minor or person adjudged insane or incompetent), firm or corporation; provided, however, that (i) such assignment shall be by instrument in form and substance satisfactory to the General Partner (which instrument shall contain an expression by the assignee of its intention to be substituted as a Limited Partner and its acceptance and adoption of all of the terms and provisions of this Agreement, as the same may have been amended, and shall provide for the payment of all reasonable expenses incurred by the Partnership in connection with such admission, including, but not limited to, the cost of preparing, filing and publishing any necessary amendment to the Certificate of Limited Partnership), (ii) such assignee shall be approved by the General Partner, which approval may not be unreasonably withheld or delayed, and (iii) the Partnership shall receive the opinion of its counsel that such transfer of interest is in compliance with all federal and state securities laws applicable thereto. Any substitute limited partner shall have the same rights and powers as the transferor Limited Partner, and shall have the right to sell or assign its interest in the same manner and subject to the same conditions.

            b. Upon the bankruptcy of any Limited Partner, the Partnership shall continue as to the Limited Partner's representatives, successors or assigns, as the case may be. Any person or persons who acquire the Partnership interest of a Limited Partner may, with the consent of the General Partner, become a substitute Partner, subject to the provisions of this Section 11.

      12. Termination of the Partnership.

            a. The Partnership shall be dissolved upon the dissolution or adjudication of bankruptcy or insolvency of the General Partner. The Partnership shall also be dissolved upon the sale or exchange of all or substantially all of the Partnership's assets or upon the expiration of the term described in Section 3 hereof. Upon dissolution of the Partnership, the General Partner (or its successor) shall proceed with the winding up of the Partnership, and its assets shall be applied and distributed as herein provided.

            (i) The assets shall first be applied to any liabilities of the Partnership (other than any loans or advances that may have been made by the Partners to the Partnership) and the expenses of liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partner (or its successor) to minimize any losses resulting from a liquidation.

            (ii) Any remaining assets shall next be applied to the repayment of any other loans made by any Partner to the Partnership with the most recent loans being repaid first.

            (iii) Any remaining assets shall then be divided pro rata among all
                  Partners in accordance with their then respective Percentage Interests.

            (iv) Notwithstanding the foregoing, the General Partner (or its successor) may retain such amount as is deemed reasonably necessary as a reserve for any contingent liabilities or obligations of the Partnership. Any funds remaining in such reserve account after a reasonable period of time following the termination of the Partnership and the distribution of the assets to the Partners shall be distributed to the Partners as provided in this Section 12.

            b. Each of the Partners shall be furnished with a statement prepared by the Partnership's accountants which shall set forth the assets and liabilities of the Partnership as of the date of the complete liquidation. Upon compliance with the foregoing distribution plan, the remaining Partners shall cease to be such and the General Partner (or its successor) shall execute and cause to be filed a certificate of cancellation of the Limited Partnership and any and all other documents necessary with respect to termination and cancellation.

      13. Indemnification of Partners. The Partnership shall indemnify and hold harmless each Partner, and each owner, officer and director thereof, from and against any loss, expense, damage or injury suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions (even if such acts or omissions constituted the simple negligence of the Partner, or such owner, officer or director) arising out of its activities on behalf of the Partnership or in furtherance of the interest of the Partnership, including but not limited to any judgment, award, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were for a purpose reasonably believed by the Partner to be in the best interest of the Partnership and were not performed or omitted fraudulently or in bad faith or as a result of gross negligence by such indemnified party or were not in violation of the Partner's fiduciary obligation to the Partnership as limited herein.

      14. Miscellaneous Provisions.

            a. The Partnership and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

            b. This Agreement contains the entire understanding among the Partners as such and supersedes any prior understandings and agreements among the parties with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, among the Partners as such relating to the subject matter of this Agreement which are not fully expressed herein or superseded hereby.

            c. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of any jurisdiction in which the Partnership does business. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to the other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

            d. Notices to the General Partner or to the Partnership shall be deemed to have been given when mailed, by a nationally recognized overnight delivery service such as FedEx, charges pre-paid, addressed as follows:

      WCI Steel Production Control Services, Inc.
      999 Pine Avenue, S.E.
      Warren, Ohio 44483-6628
      Attention: Cynthia Bezik

or as set forth in any notice or change of address previously given in writing by the addressee to the addressor.

            e. Notices to any Limited Partner shall be deemed to have been given when mailed, by prepaid registered or certified mail, addressed as set forth on Exhibit A for the Limited Partner, or as set forth in any notice or change of address previously given in writing by the addressee to the addressor.

            f. All titles and captions are for convenience only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provisions of this Agreement.

            g. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

                            [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                     GENERAL PARTNER:

                                     WCI STEEL PRODUCTION CONTROL SERVICES, INC.

                                     By: /s/ Cynthia B. Bezik
                                         ------------------------------------
                                         Name:  Cynthia B. Bezik
                                         Title: Vice President - Finance

                                     LIMITED PARTNER:

                                     WCI STEEL METALLURGICAL SERVICES, INC.

                                     By: /s/ Cynthia B. Bezik
                                         ------------------------------------
                                         Name:  Cynthia B. Bezik
                                         Title: Vice President - Finance

                                          Signature Page to Amended and Restated
                                                   Limited Partnership Agreement

                                    EXHIBIT A

                                                     Cash                               Percentage Interest
Name and Address                                     Contributed                        in the Partnership
----------------                                     -----------                        ------------------
GENERAL PARTNER

WCI Steel Production Control
Services, Inc.                                       $5,940,000                         99%
999 Pine Avenue, S.E.
Warren, Ohio 44483-6628

LIMITED PARTNER

WCI Steel Metallurgical
Services, Inc.                                       $   60,000                          1%
999 Pine Avenue, S.E.
Warren, Ohio 44483-6628

                                               Exhibit A to Amended and Restated
                                                   Limited Partnership Agreement